EXHIBIT 99.1

DRAFT

American Eagle Outfitters

Reports First Quarter 2009 Results

Pittsburgh - May 27, 2009 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that earnings for the first quarter ended May 2, 2009 were $0.11 per diluted share, which includes a tax benefit of $0.04 per diluted share and a realized loss related to the sale of investment securities of $0.01 per diluted share. First quarter EPS compares to $0.21 per diluted share for the same period last year. The company's first quarter EPS guidance was a range of $0.06 to $0.07.

"While we are never satisfied with an earnings decline, there are early indications that the business is stabilizing. For example, we are seeing improvements in the AE brand, particularly in denim and other key fashion categories such as dresses and accessories," said Jim O'Donnell, chief executive officer, American Eagle Outfitters, Inc. "There are also critical areas of our business that still need considerable work in order to drive top line sales and profitability. They include further progress in assortments across AE categories and strengthening our merchandise margin. We are aggressively focused on these issues and expect to be better positioned as we move ahead."

First Quarter Results

Total sales for the quarter ended May 2, 2009 decreased 4% to $612.0 million, compared to $640.3 million for the quarter ended May 3, 2008. Comparable store sales decreased 10% for the quarter, compared to a 6% decrease last year.

Gross profit for the first quarter was $220.9 million, or 36.1% as a rate to sales, compared to $263.7 million, or 41.2% as a rate to sales last year. The merchandise margin declined by 260 basis points, due to a lower initial markup and higher markdowns compared to the first quarter last year. As a rate to sales, buying, occupancy and warehousing costs increased by 250 basis points due to the de-leveraging of rent related to new stores and the decline in first quarter comparable store sales.

Selling, general and administrative expense of $158.7 million decreased 6% from $169.6 million last year. As a rate to sales, SG&A decreased to 25.9% from 26.5% last year, primarily due to expense controls and the timing of initiatives.

Operating income for the quarter was $27.3 million, compared to $64.5 million last year. The operating margin was 4.5% compared to 10.1% last year.

Other expense of $2.3 million compared to other income of $6.5 million last year. The decline was the result of a lower rate of return on investments. In addition, the company realized a $2.7 million loss related to the sale of investment securities.

Net income was $22.0 million compared to $43.9 million in the first quarter of last year.

AEO Direct

AEO Direct, which includes ae.com, aerie.com, 77kids.com and martinandosa.com, is an important area of growth and profitability. In the first quarter, sales increased 26%, driven by increased traffic and conversion.

Real Estate

In the first quarter, the company opened five AE stores, closed six stores and completed the renovation of nine stores. The company also opened 13 aerie stores during the quarter. For the year, the company is planning approximately 9 new and 25 to 30 remodeled AE stores, and 21 new aerie stores for total square footage growth of 3%.

International

Additionally, AEO signed an agreement with leading international retail operator, M.H. Alshaya Co. to open a series of American Eagle Outfitters stores throughout the Middle East over the next several years. The first store is slated to open in early 2010. M.H. Alshaya has significant experience and a proven track record of presenting the world's most prominent brands in this important region.

Capital Expenditures

Capital expenditures were $35 million compared to $74 million in the first quarter of last year. The company continues to expect 2009 capital expenditures to be in the range of $110 to $135 million. Of this amount, approximately one half relates to new and remodeled stores, including a flagship store in Times Square. The remaining half relates to the completion of the current distribution center and headquarters projects, as well as information technology initiatives.

Inventory

Total merchandise inventories at the end of the first quarter were $279 million, compared to $262 million last year, a 6% increase. The increase was the result of new stores and the growth in AEO Direct. On a cost per foot basis, inventory decreased 4%. Looking ahead, for the AE brand, second quarter average weekly inventory on a cost-per-square-foot basis is planned down in the high single digits, while aerie is planned to increase in the double digits, related to expanded category offerings. Consolidated second quarter total average weekly inventory is planned down in the low single digits on a cost-per-square-foot basis.

Cash and Cash Equivalents, Short-term and Long-term Investments

The company ended the first quarter with total cash and cash equivalents, short-term and long-term investments of $682 million. This included $264 million of investments in auction rate securities, net of impairment.

"AEO remains in excellent financial condition, with a healthy balance sheet and a significant cash position," said Joan Hilson, chief financial officer, American Eagle Outfitters, Inc. "We will continue our conservative approach to inventories and expense management, with the goal of achieving stronger operating margins. At the same time, we are selectively investing in long-term initiatives designed to capitalize on a future economic recovery and growth opportunities within the business."

Second Quarter 2009 Guidance

Based on management's current view of sales trends, the company expects second quarter earnings to be in a range of $0.12 to $0.15 per share, compared to earnings of $0.29 per share last year. This guidance excludes the possibility of additional impairments or losses related to investment securities.

Conference Call Information

At 9:00 a.m. Eastern Time on May 27, 2009 the company's management team will host a conference call to review the financial results. To listen to the call, please dial 877-407-0789 or internationally dial 201-689-8562. The conference call will be simultaneously broadcast over the Internet at www.ae.com. A replay will be available beginning May 27, 2009 at 12:00 p.m. Eastern Time. To listen to the replay, dial 877-660-6853, or internationally dial 201-612-7415, reference account 3055 and confirmation code 320676. An audio replay of the conference call will also be available at www.ae.com.

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 953 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 131 standalone stores in the U.S. and Canada and online at www.aerie.com.  MARTIN + OSA provides Refined Casual fashions for 28 to 40 year old men and women at its 28 stores and online at www.martinandosa.com.  The latest brand, 77kids by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10.  AE.COM, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter sales and earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's second quarter sales and earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.
AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS (dollars in thousands)

Assets	May 2, 2009 (unaudited)	January 31, 2009	May 3, 2008 (unaudited)
Cash and cash equivalents	$418,807	$473,342	$338,238
Short-term investments	30,525	10,511	31,195
Merchandise inventory	279,233	294,928	262,201
Accounts receivable	62,176	41,471	41,651
Prepaid expenses and other	61,479	59,660	92,403
Deferred income taxes	47,140	45,447	41,091
Total current assets	899,360	925,359	806,779
Property and equipment, net	739,702	740,240	667,691
Goodwill, net	10,831	10,706	11,402
Long-term investments	232,953	251,007	335,390
Non-current deferred income taxes	9,434	15,001	27,038
Other assets, net	21,017	21,363	20,195
Total Assets	$1,913,297	$1,963,676	$1,868,495

Liabilities and Stockholders' Equity
Accounts payable	$91,671	$152,068	$116,268
Notes payable	75,000	75,000	75,000
Accrued compensation and payroll taxes	17,520	29,417	19,461
Accrued rent	65,065	64,695	59,467
Accrued income and other taxes	12,567	6,259	13,297
Unredeemed gift cards and gift certificates	27,284	42,299	36,512
Current portion of deferred lease credits	16,056	13,726	13,995
Other current liabilities and accrued expenses	19,226	18,299	16,333
Total current liabilities	324,389	401,763	350,333
Deferred lease credits	101,806	88,314	74,632
Non-current accrued income taxes	33,766	39,898	47,922
Other non-current liabilities	19,866	24,670	31,138
Total non-current liabilities	155,438	152,882	153,692
Commitments and contingencies	-	-	-
Preferred stock	-	-	-
Common stock	2,486	2,485	2,485
Contributed capital	519,675	513,574	502,243
Accumulated other comprehensive income (loss)	448	(14,389)	29,353
Retained earnings	1,691,823	1,694,161	1,624,800
Treasury stock	(780,962)	(786,800)	(794,411)
Total stockholders' equity	1,433,470	1,409,031	1,364,470
Total Liabilities and Stockholders' Equity	$1,913,297	$1,963,676	$1,868,495
Current ratio	2.77	2.30	2.30

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (dollars and shares in thousands, except per share amounts)
(unaudited)
	13 Weeks Ended
	May 2, 2009	% of sales	May 3, 2008	% of sales
Net sales	$611,986	100.0%	$640,302	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses
	391,061	63.9%	376,635	58.8%
Gross profit	220,925	36.1%	263,667	41.2%
Selling, general and administrative expenses	158,692	25.9%	169,638	26.5%
Depreciation and amortization	34,894	5.7%	29,550	4.6%
Operating income	27,339	4.5%	64,479	10.1%
Other (expense) income, net	(2,308)	(0.4%)	6,458	1.0%
Income before income taxes	25,031	4.1%	70,937	11.1%
Provision for income taxes	3,064	0.5%	27,042	4.2%
Net income	$21,967	3.6%	$43,895	6.9%

Net income per basic common share	$0.11		$0.21
Net income per diluted common share	$0.11		$0.21

Weighted average common shares outstanding - basic	205,408		204,841
Weighted average common shares outstanding - diluted	207,286		208,104

Total gross square footage at end of period:	6,406,703		5,888,629
Store count at end of period:	1,110		1,018

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)
(unaudited)
	For the 13 Weeks Ended
	May 2, 2009	May 3, 2008
Operating activities:
Net income	$21,967	$43,895
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,410	29,961
Share-based compensation	5,550	8,882
Provision for deferred income taxes	(2,192)	5,192
Tax benefit from share-based payments	592	154
Excess tax benefit from share-based payments	(87)	(125)
Foreign currency transaction loss	869	12
Realized loss on sale of investment securities	2,749	-
Changes in assets and liabilities:
Merchandise inventory	16,560	23,836
Accounts receivable	(20,604)	(9,769)
Prepaid expenses and other	(1,635)	(56,972)
Other assets, net	658	(460)
Accounts payable	(58,683)	(41,456)
Unredeemed gift cards and gift certificates	(15,115)	(17,970)
Deferred lease credits	15,508	4,355
Accrued compensation and payroll taxes	(11,929)	(30,006)
Accrued income and other taxes	110	(6,480)
Accrued liabilities	(3,892)	(4,196)
Total adjustments	(36,131)	(95,042)
Net cash used for operating activities	$(14,164)	$(51,147)
Investing activities:
Capital expenditures	(34,875)	(73,629)
Purchase of available-for-sale securities	-	(49,897)
Sale of available-for-sale securities	11,537	347,133
Other investing activities	(430)	(163)
Net cash (used for) provided by investing activities	$(23,768)	$223,444
Financing activities:
Payments on capital leases	(466)	(589)
Net proceeds from issuance of notes payable	-	75,000
Repurchase of common stock from employees	(178)	(3,365)
Net proceeds from stock options exercised	2,308	984
Excess tax benefit from share-based payments	87	125
Cash dividends paid	(20,639)	(20,425)
Net cash (used for) provided by financing activities	$(18,888)	$51,730
Effect of exchange rates on cash	2,285	(1,850)
Net (decrease) increase in cash and cash equivalents	$(54,535)	$222,177
Cash and cash equivalents - beginning of period	473,342	116,061
Cash and cash equivalents - end of period	$418,807	$338,238

CONTACT:      American Eagle Outfitters Inc.
Judy Meehan, 412-432-3300